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RECRO
GAINESVILLE

Clinical Trial Material Manufacturing of PF614 Drug Product

Proposal Number: 1902_05_V03
11-September-2019

Presented to:

Ensysce™ biosciences

Lynn Kirkpatrick, Ph.D.

CEO

3210 Merryfield Row

San Diego, CA 92121

lkirkpatrick@ensysce.com

Presented by:

RECRO GAINESVILLE
Development & Manufacturing Solutions

Lettie Kirk

Business Development Executive

Mobile: (206) 445-2013

lettie.kirk@recrocdmo.com

RECRO
GAINESVILLE

Gainesville, GA, Facility



The Gainesville facility was built in 1981 by Elan Corporation to be its first manufacturing facility in the US. Elan managed and launched modified-release solid oral dosage products from Gainesville until the merger of Elan Drug Technologies with Alkermes in 2011. The facility remained under Alkermes leadership until 2015 when Recro Pharma purchased the GMP facility and rights to the legacy Elan products. In addition to the continued manufacturing of these commercial pharmaceutical products, the Recro Gainesville site operates as a CDMO, performing contract development and manufacturing for pharmaceutical and biopharma companies. The core expertise of the site remains in the area of modified release solid oral dosage form development and manufacturing, custom release profile development, DEA controlled substance registration, and strong regulatory support, which includes FDA interactions on behalf of sponsor companies.

FACILITY FACTS:

Development/Commercial Workforce: 196

Regulatory Approval: **US FDA, US DEA, Foreign Health Ministries Inspections: Danish Inspectorate, ANVISA (Brazil), Turkish MOH**

POTENCY CAPABILITY: CAT2, CAT3A

CONTROLLED DRUG SCHEDULE REGISTRATIONS:

DEA Licenses:

- **Importer:** Schedule II
- **Analytical Lab:** Schedule I, II, IIN, III and IV
- **Manufacturer:** Schedule II, IIN and III
- **Exporter:** Schedule II and IIN

[illegible]

Controlled and sustained release solid oral dosage forms, multi-particulate controlled release, controlled substances manufacturing and regulatory support/submission (IND, NDA, DMF, eCTD, FDA meeting support).

[illegible]

[illegible]

- Single and bi-layer tablets
- Controlled and immediate release
- Direct compression
- Fluid-bed granulation
- Rotor granulation
- Tablet coating (solvent capable)

[illegible]

Wurster processing (solvent capable)

- Drug layering
- Polymer coating

Rotor processing (solvent capable)

- Granulation
- Direct pelletization
- Powder layering
- Polymer coating

Encapsulation

- Two-piece hard gelatin capsules
- Up to 4 individual bead fills in the same capsule

Contact Info
1300 Gould Drive, Gainesville, GA 30504 USA | 770-534-8239 | www.recrogainesville.com | info@recrocdmo.com

Regulatory Background

Regulatory Authority	Date of Inspection
FDA	January 2018
FDA	January 2017
Anvisa (Brazil)	October 2015
Danish Inspectorate	June 2015
FDA	March 2014
Turkish MOH	March 2013
Danish Inspectorate	March 2012
FDA	November 2011
FDA	March 2010
Anvisa (Brazil)	August 2009
Danish Inspectorate	March 2009
FDA	April 2008
FDA	February 2006

Recro - The Right Partner

Recro offers world-class development and manufacturing facility in a 100,000 Sq. Ft of space on a 148 acre land. The depth and breadth of our capabilities allows you to start with Recro and stay with Recro to become a strategic partner in the overall development of your drug product.

Recro's capabilities across the product development value chain


Optimization
CTM Manufacturing
Scale-Up
Regulatory Filing
PPQ
Product Launch
Commercial Supply
FORMULATION DEVELOPMENT
Capsules, tablets (development scale)
Raw material
In-process
Release
Method development/ validation
ICH, photostability
PHARMACEUTICAL MANUFACTURING
Milling
Blending
Compression
Spray granulation
Rotary granulation
Particle/bead coating
Encapsulation
PHARMACEUTICAL PACKAGING & LOGISTICS
Bottles
Serialization in place

Table of Contents

PART A. PROJECT OVERVIEW

1. Client Requirements

Recro Gainesville LLC (Recro) would like to present a proposal (RFP) to Ensysce biosciences Inc. (Client) for a manufacturing of drug product of PF614 for Phase-I clinical trial. The objective is to prepare IR powder filled capsules of PF614 based on the data obtained from the formulation screening studies.

The following Statement of Work is outlined in the RFP:

- Prepare clinical trial material (CTM) – one batch active (IR powder filled capsules) at two strengths and matching placebo for both the strengths.
- Perform ICH stability studies of CTM

2. Equipment, Risk, and Assumptions

The following manufacturing equipment and accessories are available for the proposed project:

- Analytical balance
- Stainless steel screens
- Encapsulator
- Blender (V-blender/bin) with appropriate V-shell/bin

Any changes in equipment will require adjustment to strategy, timeline and cost baselines.

3. The Value Recro Brings to Ensysce biosciences Inc.

The Recro team has a history of successful outcomes for similar formulation development projects including product development, generation of intellectual property (IP), approval by FDA, and commercial supply. Examples include: methylphenidate HCl, dexmethylphenidate HCl, hydrocodone bitartrate, morphine sulfate, verapamil, and isosorbide dinitrate / hydralazine HCl modified-release formulations.

The objectives of the current Statement of Work directly fall within the knowledge, skill sets and capabilities of Recro scientists. The added benefit Recro will bring to the table is the ability to be forward thinking around next steps for Ensysce biosciences Inc.'s project. Recro has the capabilities necessary to scale up and support commercial manufacturing. Understanding this pathway and holding it front of mind is part of our strategy in keeping Ensysce biosciences Inc.'s project on the right track.

Further, to support Ensysce biosciences Inc., projects will be managed and supported by an experienced scientific professional who has a broad range of skill sets from laboratory, management, planning and modern computer technology. The Project Manager will coordinate and manage your project charter, scope, schedule, budget, communications and risk with all internal support and the progression of your project will be communicated by teleconference, reports or face-to-face meetings as per schedule. All project documents will be shared through MS SharePoint driving a secured collaboration.

Lastly and most importantly, throughout the entirety of your project, the Recro team will bring honesty and transparency to every discussion; we hold this value at the highest level. We know that it's not "if" but rather "when" issues arise and for Recro it matters how we manage this with our clients. We are proactive in finding solutions quickly in order to move the project along in the most efficient way possible.

PART B. PROJECT ACTIVITIES

4. Manufacture Clinical Batches of PF614 and Placebo Capsules

Objective

- Manufacture and release active PF614 IR powder filled capsules and placebo capsules under cGMP conditions to support Phase I clinical trials.

Deliverables

- Master batch records (MBRs).
- Specifications for PF614 IR powder filled capsules and placebo.
- Released PF614 IR powder filled capsules and placebo for Phase I clinical trials.
- GMP manufacturing report upon completion of manufacturing and analytical activities.

Estimated Duration

- Approximately 4-6 weeks; please see tentative project timeline in Part C.
- API requirement: Approximately 1-2 kg GMP API. (Assuming batch size of 1.5-2 kg).

Statement of work

- Perform process hazard analysis and technical risk assessment before commencing the manufacturing of clinical batch.
- Generate master batch records.
- Manufacture and release two (2) batches of PF614 IR powder filled capsules at a batch size of approximately 1.5-2 kg for Phase I clinical studies under GMP condition.
- One common blend will be used to prepare finish product of IR powder filled capsules. Up to two strengths of powder filled capsules to be prepared for the CTM. The dose of the PF614 IR powder filled capsules will be determined by Ensysce prior to the prototype campaign.
- Manufacture and release two (2) batches of placeo capsules at a batch size of approximately 1.5-2 kg for Phase I clinical studies under GMP condition.
- The API will be tested for the following raw material testing.

PF614 RAW MATERIAL TESTING	
▪ Appearance	▪ Identification by HPLC/FT-IR

- Perform in-process and bulk/finished product testing for the Phase I clinical trial batches.

- The powder blends for active and placebo will be tested for the following in-process testing.

POWDER BLEND TESTING	
• Appearance – Visual	• Bulk and Tapped Density
• Particle size distribution	• Flow test
• Blend uniformity by HPLC*	

*For active blend only

- PF614 IR powder filled capsules and placebo batches for Phase-I will be tested for the following in-process tests.

PROTOTYPE TABLETS IN-PROCESS TESTING	
• Weight variation	• Appearance – Visual
• Level II AQL inspection	

- PF614 IR powder filled capsules and placebo for Phase I clinical trial batch will be tested for the following bulk/finished product testing.

PROTOTYPE TABLETS FINISHED PRODUCT TESTING	
• Appearance – Visual	• Assay and Related Substances[@]
• Dissolution profile (n=6)[#]	• Content uniformity by assay
• Microbial testing*	• Water content (Karl Fischer)

[@]Placebo will be tested for absence of API.
[#]For active batches only.
*The pricing does not include micro testing (estimated $550/sample).

- QA review of the documents.
- All excipients used for manufacturing will be released as per Recro's internal procedures.
- Generate specifications of testing and release of PF614 IR powder filled capsules.
- Bottle packaging for clinical material and stability will be performed by Recro.
- Please refer to Section 5 for the stability study program.
- Microbiological testing will be outsourced (pass-through cost).

- The following process and equipment train will be used during Phase II clinical trial batch manufacturing:

Process	Equipment
Dispensing	Appropriate screen, scales
Blending	PK- blender with appropriate V-shell/Ima bin blender
Encapsulation	Bosch GKF 400 Encapsulator

TOTAL:..$78,504

5. Stability Studies of PF614 Capsules CTM Batches

Objective

- To generate stability data according to ICH program for two (2) batches to provide stability data for shelf-life assessment and support Phase-I clinical trials.

Deliverables

- Summary of stability data at each time point.
- Stability report generated for the after completion of study.

Estimated Duration

- Up to 36 months; please see tentative project timeline in Part C.

Statement of work

Recro will design a stability program (single packaging configuration):

- Total two (2) batches of PF614 IR powder filled capsules under ICH conditions.
- Samples will be placed on storage and tested concurrently at each test point.
- The release data from clinical trial batch manufactured at Recro will be used as initial time point (T=0) data. For additional testing of T0 time point, additional costs will be incurred.
- The following storage conditions and test-points are suggested for testing:

STORAGE CONDITIONS	TIME POINT (MONTHS)									
	0	1	3	6	9	12	18	24	36	48
40°C / 75% RH	A	X	X	X						
25°C / 60% RH	A	X	X	X	X	X	X	X	X	
30°C / 65% RH	A	O	O	O	O	O	O	O	O	

A: Release testing data
X: Physical/Chemical testing
O: Contingency samples: testing to be performed only if significant change is observed at the next level condition or at the request of Client (costs not covered under current proposal)

- The following stability testing is proposed for samples at each pull point:

PF614 CTM FINISHED PRODUCT TESTING	
• Appearance – Visual	• Assay
• Related substances	• Water content (Karl Fischer)
• Dissolution profile (n=6)	• Microbial testing* (T= 12, 24 and 36 M)

*The pricing does not include micro testing (estimated $550/sample).

TOTAL:..$94,496

6. Overall Assumptions

Project Specific

- Ensysce biosciences Inc. will provide the API for clinical manufacturing.
- All required analytical methods will be developed by Recro.
- A single method is assumed for assay and related substance testing.
- Manufacturing process does not require special environmental conditions like low humidity suite or light protection or specific temperature.
- API does not require special handling or storage. Ambient storage, protected from light, is recommended.
- Cleaning method verification is included in the proposal. Cleaning verification for one run is included in the proposal. Additional cleaning verification testing will be invoiced at approximately $3,776 per event.
- Clinical batch manufacturing for Phase-I CTM will commence based on the T1 month accelerated stability data of formulations prepared during formulation screening activities.
- One protocol and report will be generated to include Phase-I clinical trial activities for PF614 IR powder-filled capsules.
- Recro has change parts available for capsules sizes 00, 0 and 1 that can be used for Ensyce no extra cost. If Ensyce would like to use any other capsule size, there will be an additional tooling cost and lead time (approximately 8 weeks).
- Estimated micro testing of finished product by 3rd party vendor is $550 per sample and the amount will be reimbursed to Recro as a pass through cost +10%. Total estimated cost of eight samples (two phase-I batches, six stability samples) at $550/sample is $4,400 + 10% pass through.
- Testing of contingency samples is not included in the current proposal.

General Assumptions

- All reference standards/marker substances will be provided by Ensysce biosciences Inc. to Recro in acceptable time prior to the start of formulation development activities. If methods and standards are not provided or prove to be inadequate for the required purpose, timelines may be impacted, and additional costs may be incurred and will be captured via a change in Statement of Work.
- Recro standard specifications and release testing will be applied to all non-compendial or standard raw materials. If Client-defined specifications are required, timelines may be impacted, and additional costs may be incurred and captured via a change in Statement of Work.
- In general, the cost of any analytical standards, impurities, HPLC/UPLC columns, raw materials, release testing of raw material, consumables, or any other out-of-pocket expenses needed for this project shall be reimbursed to Recro by Ensysce biosciences Inc. as a pass-through cost +10%.
- Cost for tests that are outsourced will be reimbursed to Recro by Ensysce biosciences Inc. as a pass-through cost +10%.

- A project manager will be assigned to keep the project activities on track and will serve as a liaison between Recro and Ensysce biosciences Inc.
- The project manager will be responsible for controlling the distribution of documents to Ensysce biosciences Inc.
- Ensysce biosciences Inc. will provide the SDS, certificate of analysis and BSE/TSE free certification for the API.
- Recro EHS will perform API categorization based on the data presented in the SDS or Recro will outsource API categorization to third party at Recro's cost.
- Upon approval of the proposal by both parties, a dedicated team including a project manager and scientist will be assigned to Ensysce biosciences Inc.'s project.

7. Project Management

- Projects will be managed and supported by proactive, dedicated and experienced scientific professionals with a broad range of skill sets ranging from laboratory, management, planning and modern computer technology.
- The assigned project manager will coordinate and manage your project charter, scope, schedule, budget, communications and risks with all internal support.
- Coordinate activities across cross-functional teams, host regular team meetings communicated by teleconference, provide regular status updates performance reports, or face-to-face meetings, and review such activities and documents as are necessary on a timely basis
- MS SharePoint will be used to exchange project documents driving a secured collaboration.

PART C. TENTATIVE PROJECT TIMELINE

The timeline projected below is an indication of estimated project activities stated in this proposal. These timelines are non-binding estimates of the various milestones and deliverables. These timelines are dependent on availability of resources at the time of acceptance of this proposal. Recro will make every effort for adherence to the timeline after the project has been awarded to Recro. Any change to the proposed timeline is managed through prior discussion and agreement between both parties. The timeline does not account for any unforeseen situations that may arise during project execution and may require adjustment to the timeline. Timeline may be updated throughout the project life cycle. Based on four weeks compatibility data, formulation development could be initiated with acknowledging the risk.


Task Name
Duration
Start
Finish
Phase-I CTM campaign
5 wks
Phase-I CTM Stability Studies
36 mons

PART D. PRICE, PAYMENT AND DELIVERY TERMS

1. Price Quotation

Description	Price (USD)
GMP CLINICAL BATCHES OF PF614 CTM batches (2 active batches one strength each. 2 placebo batches.) Analytical support for clinical batch testing and release	$78,504
STABILITY STUDIES Stability studies for Phase-I Clinical Batches	$94,496
ESTIMATED COST	**$173,000**

PASS THROUGH COSTS

To include - Analytical standards, impurities, HPLC/UPLC columns, raw materials, release testing of raw material, consumables, any outsourced testing, any material destruction or any other out-of-pocket expenses. This cost typically ranges approximately about 8 % of the total cost of the project. For the above scope approximately $ 14,000 is expected as pass-through cost. This pass-through cost estimate is not included in the scope above and for information purpose

2. Payment Terms

Payment terms will be due upon the following schedule:

Milestone	Payment (USD)
Up-front payment upon approval of agreement*	TBD
Upon completion of CTM manufacturing	TBD
On-going Stability Formulation Screening Batches at T= 1 T= 3 T= 6 T= 12 T= 18 T= 36 months	TBD
Upon order placement by Recro for any pass-through expenses, such as CAPEX, materials, consumables, etc.	Cost +10%

*Initial payment not due until beginning of project execution.

- Additional and unforeseen costs sometimes arise in the normal course of business. In the event that currently unforeseen costs do arise, they will be handled as follows:
    - Any out-of-pocket expenses for third party subcontractors (excluding any Recro contract labor), or for external analytical testing will be mutually agreed in advance with Ensysce biosciences Inc. and will be charged as pass through costs +10%.
    - Any material removal and destruction costs incurred will be mutually agreed in advance with Ensysce biosciences Inc. and will be charged as pass through costs +10%.
- Recro shall invoice, not more than monthly, as payments are due based on the milestones outlined above, and/or as out-of-pocket costs are incurred and Ensysce biosciences Inc. shall make payment for each invoice received under the proposal with payment terms net 30 days. Recro will not invoice until the activities are outlined in the proposal are not started or executed.

4. Delivery Terms of Product: Ex Works Gainesville (Incoterms 2010)

Where applicable, please issue purchase orders to:
Recro Gainesville Development LLC
1300 Gould Drive, Gainesville, GA 30504

Please send a copy of the purchase order by Email (signed PDF document) to the following addresses:

Email:milin.shah@recrocdmo.com

PART E. CHANGE PARTS OR CAPITAL REQUIREMENTS

Project specific equipment will be required to be sourced, purchased, and installed to support the manufacture of the Product at Recro. An estimate of the costs related to such equipment is shown below. Costs given are subject to review once manufacturing details and equipment specification requirements have been confirmed and upon receipt of formal quotations from the equipment suppliers.

The Client will pay to Recro the fees as estimated. The estimated fees to be paid by the Client are subject to review once all final costs are known. Following installation, the equipment shall remain the property of Recro.

DETAILED DESCRIPTION	ESTIMATED COST (USD) [EXCLUDING PASS THROUGH COST]
N/A	N/A
Total	**N/A**

Signed on behalf of Recro Gainesville LLC ("Recro")

1300 Gould Drive, Gainesville, GA 30504

Signed: [signature]

M. Scott Rizzo
SVP & General Manager

Name: Recro Gainesville, LLC

Title: ____________

Date: September 19, 2019

Signed on behalf of Ensysce biosciences Inc. ("Client")

3210 Merryfield Row, San Diego, CA 92121

Signed: [signature]	Signed: ____________
Name: Lynn Kirkpatrick	Name: ____________
Title: CEO	Title: ____________
Date: 9/19/19	Date: ____________

This Proposal when executed by Recro and the Ensysce biosciences Inc. will become a contract binding on the parties (the "**Contract**"). The Term of the Contract will be from the Effective Date until completion by Recro of these Services. This Proposal is a time-limited offer, which will remain open for acceptance by the Client for 30 days from the issue date above. Following the expiry of this offer, Recro may, at its sole option, waive the time limit or rescind this offer without further notice to the Client.

Date of Confidentiality Agreement: 19-Feb-2018